The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 5, 2019

Preliminary Pricing Supplement (To the Prospectus dated August 1, 2019 and the Prospectus Supplement dated August 1, 2019 and the Underlying Supplement dated August 1, 2019)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–232144

$[•] Buffered AutoCallable Notes due September 15, 2022 Linked to the Least Performing of the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 11, 2019
Issue Date:	September 16, 2019
Final Valuation Date:*	September 12, 2022
Maturity Date:*	September 15, 2022
Reference Assets:	The VanEck Vectors® Gold Miners ETF (the “Gold Miners ETF”) and the iShares® Silver Trust (the “Silver Trust”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Value	Coupon Barrier Value
	Gold Miners ETF	GDX UP <Equity>	$[•]	$[•]
	Silver Trust	SLV UP <Equity>	$[•]	$[•]

The Gold Miners ETF and the Silver Trust are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Buffer Percentage:	25.00%

Payment at Maturity:

If the Notes are not automatically called prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date) determined as follows:

▪                   If the Reference Asset Return of the Least Performing Reference Asset is greater than or equal to -25.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

If the Notes are not automatically called prior to scheduled maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -25.00%. You may lose up to 75.00% of the principal amount of your Notes at maturity.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as further described on page PS-2 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.75%	97.25%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $972.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $951.80 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–3 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to $27.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$5.8333 per $1,000 principal amount Note, which is 0.58333% of the principal amount per Note (based on a 7.00% per annum rate)

If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Automatic Call:

The Notes will not be automatically called by us for the first year after the Issue date. If, on any Observation Date prior to the Final Valuation Date, beginning with the twelfth Observation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Observation Dates:*	The 11th calendar day of each month during the term of the Notes, beginning in October 2019; provided that the final Observation Date will be the Final Valuation Date
Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Call Settlement Date:	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Coupon Barrier Value:	With respect to each Reference Asset, 75.00% of its Initial Value, as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date

Reference Asset Return:	With respect to each Reference Asset, an amount calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:

The term “Closing Value” means the closing price of one share of the applicable Reference Asset, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places (if applicable).

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06747NGN8 / US06747NGN84

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 and the underlying supplement dated August 1, 2019, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•                  Prospectus Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•                  Underlying Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•                You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•                You can tolerate a loss of up to 75.00% of the principal amount of your Notes, and you are willing and able to make an investment that may have the downside market risk of an investment in the Least Performing Reference Asset.

•                You do not anticipate that the Closing Value of any Reference Asset will fall below its Coupon Barrier Value on any Observation Date or that the Reference Asset Return of any Reference Asset will be less than -25.00%.

•                You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure.

•                You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

•                You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of only one Reference Asset is less than its Coupon Barrier Value on an Observation Date and (b) you will suffer a loss of your principal at maturity if the Reference Asset Return of only one Reference Asset is less than -25.00%.

•                You understand and accept the risk that, if the Notes are not automatically called prior to scheduled maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.

•                You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•                You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Assets.

•                You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•                You are willing and able to assume our credit risk for all payments on the Notes.

•                You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•                You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•                You seek an investment that participates in the full appreciation of any or all of the Reference Assets rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•                You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes in the event that the Final Value of the Least Performing Reference Asset falls below -25.00%.

•                You anticipate that the Closing Value of at least one Reference Asset will decline during the term of the Notes such that the Closing Value of at least one Reference Asset will fall below its Coupon Barrier Value on one or more Observation Dates and/or the Reference Asset Return of at least one Reference Asset will fall below -25.00%.

•                You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

•                You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.

•                You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset.

•                You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•                You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure.

•                You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Assets.

•                You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called.

•                You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•                You are unwilling or unable to assume our credit risk for all payments on the Notes.

•                You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*

▪                  Hypothetical Coupon Barrier Value for each Reference Asset: 75.00 (75.00% of the hypothetical Initial Value set forth above)*

*            The hypothetical Initial Value of 100.00 and the hypothetical Coupon Barrier Value of 75.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Values or Coupon Barrier Values for any Reference Asset. The actual Initial Value for each Reference Asset will be equal to its Closing Value on the Initial Valuation Date and the actual Coupon Barrier Value for each Reference Asset will be equal to 75.00% of its Initial Value.

For information regarding recent values of the Reference Assets, please see “Information Regarding the Reference Assets” in this pricing supplement.

Example 1: The Closing Value of each Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
Gold Miners ETF	95.00
Silver Trust	105.00

Because the Closing Value of each Reference Asset is greater than its respective Coupon Barrier Value, you will receive a Contingent Coupon of $5.8333 (0.58333% of the principal amount per Note) on the related Contingent Coupon Payment Date.

Example 2: The Closing Value of one Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date and the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
Gold Miners ETF	135.00
Silver Trust	55.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Value of each Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
Gold Miners ETF	50.00
Silver Trust	45.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of any Reference Asset is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

In each of the examples above, because the Closing Value of at least one Reference Asset is below its Initial Value on the relevant Observation Date, the Notes will not be automatically called on such date. The Notes will be automatically called only if the Closing Value of each Reference Asset on any Observation Date prior to the Final Valuation Date, beginning with the twelfth Observation Date, is greater than or equal to its respective Initial Value.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following examples demonstrate the hypothetical total return upon an Automatic Call under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the twelfth Observation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of Any Reference Asset Less Than its Initial Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	The Notes may not be called with respect to any of the first eleven Observation Dates	$5.8333
2	Yes		$0.00
3	Yes		$0.00
4	No		$5.8333
5	Yes		$0.00
6	No		$5.8333
7	No		$5.8333
8	No		$5.8333
9	Yes		$0.00
10	Yes		$0.00
11	No		$5.8333
12	No	No	$1,005.8333

Because the Closing Value of each Reference Asset on the twelfth Observation Date (the first Observation Date on which the Notes may be automatically called) is greater than or equal to its Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 4.0833%.

Example 2: The Notes are automatically called on the fourteenth Observation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of Any Reference Asset Less Than its Initial Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	The Notes may not be called with respect to any of the first eleven Observation Dates	$5.8333
2	Yes		$0.00
3	No		$5.8333
4	Yes		$0.00
5	Yes		$0.00
6	Yes		$0.00
7	Yes		$0.00
8	No		$5.8333
9	No		$5.8333
10	Yes		$0.00
11	No		$5.8333
12	Yes	Yes	$0.00
13	Yes	Yes	$0.00
14	No	No	$1,005.8333

Because the Closing Value of each Reference Asset on the fourteenth Observation Date is greater than or equal to its Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 3.50%.

Each of the examples demonstrate that the return on the Notes upon an Automatic Call will be limited to the Contingent Coupons that may be payable on the Notes up to and including the applicable Call Settlement Date. Each of these examples also demonstrates that a Contingent Coupon will be payable on a Contingent Coupon Payment Date only if the Closing Value of the Least Performing Reference Asset is greater than or equal to the Coupon Barrier Value on an Observation Date. If the Closing Value of the Least Performing Reference Asset on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of the Least Performing Reference Asset is less than its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*

▪                  Hypothetical Coupon Barrier Value for each Reference Asset: 75.00 (75.00% of the hypothetical Initial Value set forth above)*

▪                  You hold the Notes to maturity, and the Notes are NOT automatically called prior to scheduled maturity.

*            The hypothetical Initial Value of 100.00 and the hypothetical Coupon Barrier Value of 75.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Values or Coupon Barrier Values for any Reference Asset. The actual Initial Value for each Reference Asset will be equal to its Closing Value on the Initial Valuation Date and the actual Coupon Barrier Value for each Reference Asset will be equal to 75.00% of its Initial Value.

Final Value		Reference Asset Return
Gold Miners ETF	Silver Trust	Gold Miners ETF	Silver Trust	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
150.00	175.00	50.00%	75.00%	50.00%	$1,000.00
145.00	140.00	45.00%	40.00%	40.00%	$1,000.00
130.00	150.00	30.00%	50.00%	30.00%	$1,000.00
125.00	120.00	25.00%	20.00%	20.00%	$1,000.00
110.00	120.00	10.00%	20.00%	10.00%	$1,000.00
110.00	100.00	10.00%	0.00%	0.00%	$1,000.00
90.00	102.50	-10.00%	2.50%	-10.00%	$1,000.00
102.00	80.00	2.00%	-20.00%	-20.00%	$1,000.00
75.00	90.00	-25.00%	-10.00%	-25.00%	$1,000.00
95.00	70.00	-5.00%	-30.00%	-30.00%	$950.00
60.00	85.00	-40.00%	-15.00%	-40.00%	$850.00
50.00	90.00	-50.00%	-10.00%	-50.00%	$750.00
150.00	40.00	50.00%	-60.00%	-60.00%	$650.00
30.00	45.00	-70.00%	-55.00%	-70.00%	$550.00
40.00	20.00	-60.00%	-80.00%	-80.00%	$450.00
10.00	95.00	-90.00%	-5.00%	-90.00%	$350.00
102.00	0.00	2.00%	-100.00%	-100.00%	$250.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of the Gold Miners ETF is 110.00 and the Final Value of the Silver Trust is 120.00.

Because the Gold Miners ETF has the lowest Reference Asset Return, the Gold Miners ETF is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is greater than or equal to -25.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Value of the Gold Miners ETF is 102.00 and the Final Value of the Silver Trust is 80.00.

Because the Silver Trust has the lowest Reference Asset Return, the Silver Trust is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is greater than or equal to -25.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Value of the Gold Miners ETF is 95.00 and the Final Value of the Silver Trust is 70.00.

Because the Silver Trust has the lowest Reference Asset Return, the Silver Trust is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will receive a payment at maturity of $950.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 × (-30.00% + 25.00%)] = $950.00

In addition, because the Final Value of the Least Performing Reference Asset is greater than or equal to its Coupon Barrier Value, you will receive a Contingent Coupon on the Maturity Date.

Example 4: The Final Value of the Gold Miners ETF is 30.00 and the Final Value of the Silver Trust is 45.00.

Because the Gold Miners ETF has the lowest Reference Asset Return, the Gold Miners ETF is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will receive a payment at maturity of $550.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 × (-70.00% + 25.00%)] = $550.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 demonstrate that, if the Notes are not automatically called prior to scheduled maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of such Reference Asset falls below -25.00%. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not automatically called prior to scheduled maturity, you may lose up to 75.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called prior to scheduled maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -25.00%. You may lose up to 75.00% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Reference Asset—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset, which may be significant. If the Notes are automatically called prior to scheduled maturity, you will not receive more than the principal amount of your Notes, plus the Contingent Coupon that will otherwise be payable on the related Call Settlement Date. If the Notes are not automatically called prior to scheduled maturity and the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date), even if one or more of the Reference Assets have appreciated over the term of the Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•      You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset on the related Observation Date is greater than or equal to its respective Coupon Barrier Value. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•      Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Reference Asset—The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Reference Asset. With multiple Reference Assets, it is more likely that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value on the specified Observation Dates or less than -25.00% on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. Further, the performance of the Reference Assets may not be correlated or may be negatively correlated. The lower the correlation between multiple Reference Assets, the greater the potential for one of those Reference Assets to close below its Coupon Barrier Value on an Observation Date or have a Reference Asset Return below -25.00% on the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Reference Assets will be over the term of the Notes. The Reference Assets represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Reference Assets, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•                  You Are Exposed to the Market Risk of Each Reference Asset—Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a Contingent Coupon, the Closing Value of each Reference Asset must be greater than or equal to its Coupon Barrier Value on the applicable Observation Date. Accordingly, your investment is subject to the market risk of each Reference Asset.

•                  The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Reference Asset Return of that Reference Asset will be less than -25.00%.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  Automatic Call and Reinvestment Risk—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on any Observation Date prior to the Final Valuation Date, beginning with the twelfth Observation Date, is greater than or equal to its Initial Value. If the Notes are automatically called, the holding period over which you may receive Contingent Coupons could be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically called. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar risk in the event the Notes are automatically called prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If the Notes Are Not Automatically Called Prior to Scheduled Maturity, the Payment at Maturity is Based Solely on the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—If the Notes are not automatically called prior to scheduled maturity, the Final Values (and resulting Reference Asset Returns) will be based solely on the Closing Values of the Reference Assets on the Final Valuation Date, and your payment at maturity will be determined based solely on the performance of the Least Performing Reference Asset. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes, if any, may be significantly less than it would have been had it been linked to the value of the Reference Asset at any time prior to such drop. If the Reference Asset Return of the Least Performing Reference Asset is less than -25.00%, you will suffer a loss of principal, as described above. Your losses will not be offset in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and the beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Payment of Any Principal Amount Applies Only at Maturity or upon Any Automatic Call—You should be willing to hold your Notes to maturity or any automatic call. Although the Notes provide for repayment of the principal amount of your Notes at maturity or upon any automatic call, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•      Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which the Reference Assets Provide Exposure—The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which the Reference Assets provide exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the Reference Assets or any securities to which the Reference Assets provide exposure may have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of each Reference Asset will not fully replicate the performance of its Underlying Index (as defined below), and each Reference Asset may hold securities not included in its Underlying Index. The value of each Reference Asset is subject to:

o                Management risk. This is the risk that the investment strategy for the Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. The investment adviser of each Reference Asset may have the right to use a portion of the Reference Asset’s assets to invest in shares of equity securities that are not included in its Underlying Index. The Reference Assets are not actively managed, and the investment adviser of the Reference Assets will generally not attempt to take defensive positions in declining markets.

o                Derivatives risk. The Reference Assets may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Reference Asset’s losses may be greater than if the Reference Asset invested only in conventional securities.

o                Transaction costs and fees. Unlike its Underlying Index, each Reference Asset will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the price of the Reference Assets may diverge significantly from the performance of its Underlying Index due to differences in trading hours between Reference Asset and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by each Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Asset. As a result, under these circumstances, the market value of each Reference Asset may vary substantially from the net asset value per share of the Reference Asset. Because the Notes are linked to the performance of the Reference Assets and not the Underlying Index of the Reference Assets, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•                  Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of any Reference Asset. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of any Reference Asset. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•                  Adjustments to Any Reference Asset or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser or sponsor of any Reference Asset may add, delete or substitute the component securities or assets held by that Reference Asset or make changes to its investment strategy, and the sponsor of the Underlying Index that any Reference Asset is designed to track may add, delete, substitute or adjust the securities composing such Underlying Index or make other methodological changes to such Underlying Index that could affect its performance. In addition, if the shares of any Reference Asset are delisted or if any Reference Asset is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Reference Asset or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of any Reference Asset and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

•      The Notes Are Subject to Risks Associated with the Gold Mining Industry—The Gold Miners ETF generally invests substantially all of its assets in securities of companies involved in the gold mining industry. As a result, the stocks that will, under normal market conditions, determine the performance of the Gold Miners ETF are generally concentrated in one industry.

The performance of companies that operate in the gold mining industry is subject to a number of complex and unpredictable factors such as industry competition, fluctuations in the market price of gold, government action and regulation, geopolitical events and supply and demand for the products and services offered by such companies. Negative developments in the gold mining industry may have a negative effect on the Gold Miners ETF and, in turn, may have an adverse effect on the value of the Notes.

•      The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets—Certain securities held in the Gold Miners ETF’s portfolio may be issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•                  The Notes Are Subject to Currency Exchange Rate Risk—Certain securities held in the Gold Miners ETF’s portfolio may be issued non-U.S. companies and may trade in non-U.S. currencies. Because the value of the Gold Miners ETF will be affected the U.S. dollar value of any non-U.S. equity securities held in its portfolio, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such underlying securities trade. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. Your net exposure will depend on the extent to which the currencies of the non-U.S. securities held by the Gold Miners ETF strengthen or weaken against the U.S. dollar and the relative weight those securities in the Gold Miners ETF’s portfolio. If, taking into account that weighting, the dollar strengthens against the currencies of such securities, the value of that Gold Miners ETF’s portfolio will be adversely affected, which is expected to have an adverse effect on the price per share of the Gold Miners ETF, which may have a negative effect on the payment at maturity on your Notes.

•                  The Value of the Gold Miners ETF May be Affected by the Performance of a Small Number of Companies—As of June 30, 2019, approximately 22.36% of the Gold Miners ETF’s portfolio consisted of the stocks of only two companies and approximately 60.77% consisted of the stocks of only ten companies. The performance of the Gold Miners ETF will be more significantly affected by the performance of these companies than would a more diversified pool of assets. Negative developments with respect to a small number of companies that account for a significant portion of the Gold Miners ETF’s portfolio may have a significant adverse effect on the value of the Gold Miners ETF and, accordingly, on the value of your Notes.

•                  The Notes Are Subject to Risks Associated with Silver— The Silver Trust seeks to reflect generally the performance of the price of silver, less the Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•                  The Performance and Market Value of the Silver Trust, Particularly during Periods of Market Volatility, May Not Correlate with the Performance of the Silver Trust’s Underlying Commodity as well as the Net Asset Value per Share—The Silver Trust does not fully replicate the performance of silver due to the fees and expenses charged by the Silver Trust or by restrictions on access to the relevant underlying commodity due to other circumstances. The Silver Trust does not generate any income, and as the Silver Trust regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The Silver Trust sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the Silver Trust of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the Notes. Additionally, there is a risk that part or all of the Silver Trust’s holdings in its underlying commodity could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. All of these factors may lead to a lack of correlation between the performance of the Silver Trust and its underlying commodity. In addition, because the shares of the Silver Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Silver Trust may differ from the net asset value per share of the Silver Trust.

During periods of market volatility, the Silver Trust ‘s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Silver Trust and the liquidity of the Silver Trust may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Silver Trust. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Silver Trust. As a result, under these circumstances, the market value of shares of the Silver Trust may vary substantially from the net asset value per share of the Silver Trust. For all of the foregoing reasons, the performance of the Silver Trust may not correlate with the performance of its underlying commodity as well as the net asset value per share of the Silver Trust, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•      The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the

Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Reference Assets are to be determined; if the Reference Assets are discontinued or if the sponsor of the Reference Assets fails to publish the Reference Assets, selecting a successor reference asset or, if no successor reference asset is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Reference Assets on any date of determination in the event of certain changes in or modifications to the Reference Assets. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•      Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market prices of, dividend rate on and expected volatility of the Reference Assets and the components of each Reference Asset;

o                correlation (or lack of correlation) of the Reference Assets;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

VanEck Vectors® Gold Miners ETF

According to publicly available information, the Gold Miners ETF is an exchange-traded fund of the VanEck Vectors ETF Trust, a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index (with respect to the Gold Miners ETF, the “Underlying Index”). The Underlying Index is a modified equal-weighted index that includes the common stocks and American Depositary Receipts of companies involved in the gold mining industry. For more information about the Gold Miners ETF, see “Exchange-Traded Funds—The VanEck Vectors® ETFs” in the accompanying underlying supplement.

Historical Performance of the Gold Miners ETF

The graph below sets forth the historical performance of the Gold Miners ETF based on the daily Closing Values from January 2, 2014 through September 3, 2019. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the VanEck Vectors® Gold Miners ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

iShares® Silver Trust

We have derived all information contained in this pricing supplement regarding the Silver Trust from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Delaware Trust Sponsor LLC, a subsidiary of BlackRock, Inc., the sponsor of the Silver Trust. The Bank of New York Mellon is the trustee of the Silver Trust, and JPMorgan Chase Bank, N.A. is the custodian of the Silver Trust. The Silver Trust trades under the ticker symbol “SLV” on NYSE Arca, Inc.

The Silver Trust seeks to reflect generally the performance of the price of silver, less the Silver Trust’s expenses and liabilities. The assets of the Silver Trust consist primarily of silver held by a custodian on behalf of the Silver Trust. The Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the Silver Trust are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The Silver Trust does not engage in any activity designed to derive a profit from changes in the price of silver. The Silver Trust’s only ordinary recurring expense is expected to be the sponsor’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the Silver Trust and is payable monthly in arrears. The trustee of the Silver Trust will, when directed by the sponsor of the Silver Trust, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of the Silver Trust sponsor’s fee and of Silver Trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of silver necessary to pay the Silver Trust sponsor’s fee and the Silver Trust expenses or liabilities not assumed by the Silver Trust sponsor, the net asset value of the Silver Trust will decrease over the life of the Silver Trust.

Information provided to or filed with the SEC by the Silver Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-216971 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The Silver Trust is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The Silver Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

Historical Performance of the Silver Trust

The graph below sets forth the historical performance of the Silver Trust based on the daily Closing Values from January 1, 2014 through September 3, 2019. We obtained the Closing Values of the Reference Asset shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the iShares® Silver Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be long-term capital gain or loss if you hold the Notes for more than one year, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.